                                                                      EXHIBIT 20

 Contacts:                                                Media Inquiries:
              Liane Smyth                                 Visteon Corporation
              313-755-2916                                Public Affairs
              lsmyth1@visteon.com                         5500 Auto Club Drive
                                                          Dearborn MI 48126
              Investor Inquiries:                         Facsimile 313-755-7983
              Kent Niederhofer
              313-755-3699
              kniederh@visteon.com

                                                                  [VISTEON LOGO]

FOR IMMEDIATE RELEASE

VISTEON CORPORATION ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2000 RESULTS

DEARBORN, Mich., Jan. 19, 2001 - Visteon Corporation (NYSE: VC) today announced that it earned $270 million, or $2.08 per share in 2000. This compares with earnings of $735 million in 1999. Full year revenue in 2000 was $19.5 billion, up 1 percent compared with 1999; after-tax return on sales was 1.5 percent.

The earnings decline compared with 1999 was more than accounted for by the effects of a one-time price realignment of 5 percent that resulted from Visteon's separation from Ford Motor Company, other independence-related costs, and a non-cash impairment charge related to Visteon's Glass business. Visteon's full year 2000 earnings, excluding the Glass impairment charge, were up $127 million from 1999 pro forma results, which are adjusted for the one-time price realignment and independence costs.

In fourth quarter 2000, Visteon incurred a loss of $87 million. This included the Glass impairment charge of $138 million, and a gain of about $20 million on the sale of Visteon's interest in Conix. In the fourth quarter of 1999, Visteon earned $95 million. Revenue for fourth quarter 2000 was $4.5 billion.

Despite deteriorating industry volume in the second half of 2000, Visteon ended the year in a strong financial position. Cash and marketable securities totaled almost $1.5 billion at year-end and the company met the operating milestones it


                                                                        1.

established in January 2000 with respect to earnings, new business, cost reduction, operating cash flow, and quality.

"We've achieved all our milestones and ended the year with a very strong balance sheet," said Visteon Chairman and Chief Executive Officer Peter J. Pestillo. "We have instituted structure and cost initiatives that should significantly increase our ability to win new business and strengthen profitability going forward."

Milestones Visteon achieved in 2000 included:

EARNINGS
Excluding the one-time Glass impairment charge, Visteon's 2000 earnings were $408 million, up 45 percent compared with 1999 pro forma levels. Our milestone was to improve by 35 percent before any major unusual factors.
NEW BUSINESS
Visteon exceeded its milestone of securing $2.5 billion in new business in 2000. The company won a record $2.6 billion in annual new business from customers including Ford, General Motors, PSA, Hyundai, Volkswagen, DaimlerChrysler, Renault, and Honda, and Fiat. Of that new business, 37 percent was non-Ford and 31 percent was outside of North America.
COST REDUCTION
Visteon ended the year with total cost savings of $590 million in 2000, which exceeded the milestone by $140 million. This performance reflected a strong year-to-year improvement in the fourth quarter.
OPERATING CASH FLOW
Visteon's operating cash flow adjusted for acquisitions, dividends, and independence actions totaled $225 million last year. This exceeded Visteon's milestone, which was to achieve a positive cash flow in 2000.
QUALITY
Data through October 2000 indicates Visteon has improved year-to-date quality by 63 percent. Based on this, the company is confident it will exceed its milestone of 30 percent improvement when year-end data becomes available. To accelerate further progress, the company already has more than 100 employees working toward certification as Six-Sigma Black Belts to work on projects that will help increase customer satisfaction and reduce defects and costs.

New products included Visteon's in-car computing platform (ICES), Driver Vision at Night, Reconfigurable Projected Image Display (RPID), MACH(R) MP3 music system, the next generation NavMate(R) with enhancements in mobile route guidance technology, and the first factory-installed DVD Rear Seat Entertainment system, which will be featured on three new GM mid-sized SUVs. Visteon has more than two-dozen partnerships, teaming with some of the world's leading consumer and technology companies. Recently announced partnerships include Microsoft, Agere, Raytheon, and Kayaba.

                                                                2.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has a global delivery system of more than 130 technical, manufacturing, sales, and service facilities located in 23 countries. It has 81,000 employees working in three business segments: Dynamics and Energy Conversion; Comfort, Communication and Safety; and Glass.

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties, some of which are and will be identified as "the Risk Factors" in Visteon's SEC filings. See "Risk Factors" section of Visteon's prospectus dated June 13, 2000 as filed with the SEC on June 14, 2000. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on Visteon's business, financial condition and results of operations.
                                       ###

      Visteon news releases, photographs and product specification details are available at www.visteon.com




















                                                                3.

                      VISTEON CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                                                    FOR THE YEARS ENDED
                                                                                         DECEMBER 31,
                                                                              ----------------------------------
                                                                                2000         1999        1998
                                                                                ----         ----        ----
                                                                                     (IN MILLIONS, EXCEPT
                                                                                       PER SHARE AMOUNTS)
SALES
   Ford and affiliates                                                        $16,448      $17,105      $16,350
   Other customers                                                              3,019        2,261        1,412
                                                                              -------      -------      -------
      Total sales                                                              19,467       19,366       17,762

COSTS AND EXPENSES
   Costs of sales                                                              18,025       17,503       15,969
   Selling, administrative and other expenses                                     781          674          659
   Asset impairment charge                                                        220            -            -
                                                                              -------      -------      -------
      Total costs and expenses                                                 19,026       18,177       16,628

OPERATING INCOME                                                                  441        1,189        1,134

Interest income                                                                   109           79           38
Interest expense                                                                  167          143           82
                                                                              -------      -------      -------
   Net interest expense                                                           (58)         (64)         (44)
Equity in net income of affiliated companies                                       56           47           26
                                                                              -------      -------      -------
INCOME BEFORE INCOME TAXES                                                        439        1,172        1,116
Provision for income taxes                                                        143          422          416
                                                                              -------      -------      -------
INCOME BEFORE MINORITY INTERESTS                                                  296          750          700
Minority interests in net income/(loss) of subsidiaries                            26           15           (3)
                                                                              -------      -------      -------
NET INCOME                                                                    $   270      $   735      $   703
                                                                              =======      =======      =======

Average number of shares of Common Stock outstanding                              130          130          130

EARNINGS AND DIVIDENDS PER SHARE
   Basic and diluted                                                            $2.08        $5.65        $5.41
   Cash dividends                                                               $0.12        $   -        $   -


                      VISTEON CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                            DECEMBER 31,
                                                                                      ------------------------
                                                                                       2000             1999
                                                                                       ----             ----
                                                                                            (IN MILLIONS)
ASSETS
Cash and cash equivalents                                                              $  1,412       $ 1,849
Marketable securities                                                                        65             -
                                                                                      ---------       -------
      Total cash and marketable securities                                                1,477         1,849
Accounts and notes receivable - Ford and affiliates                                       1,333         1,578
Accounts receivable - other customers                                                       857           613
                                                                                      ---------       -------
      Total receivables                                                                   2,190         2,191
Inventories                                                                                 948           751
Deferred income taxes                                                                       192           110
Prepaid expenses and other current assets                                                   198           295
                                                                                      ---------       -------
      Total current assets                                                                5,005         5,196
Equity in net assets of affiliated companies                                                142           205
Net property                                                                              5,497         5,789
Deferred income taxes                                                                       100           362
Other assets                                                                                581           897
                                                                                      ---------       -------
      TOTAL ASSETS                                                                      $11,325       $12,449
                                                                                      =========       =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Trade payables                                                                        $   1,949       $ 3,150
Accrued liabilities                                                                       1,086         1,211
Income taxes payable                                                                        147           153
Debt payable within one year                                                                622           961
                                                                                      ---------       -------
      Total current liabilities                                                           3,804         5,475
Long-term debt                                                                            1,397         1,358
Other liabilities                                                                         2,601         3,964
Deferred income taxes                                                                        18           153
                                                                                      ---------       -------
      Total liabilities                                                                   7,820        10,950

STOCKHOLDERS' EQUITY
Capital stock
   Preferred Stock, par value $1.00, 50 million shares authorized,
     none outstanding                                                                         -             -
   Common Stock, par value $1.00, 500 million shares authorized,
     131 million shares issued and outstanding                                              131             -
 Capital in excess of par value of stock                                                  3,311             -
 Prior owner's net investment                                                                 -         1,566
 Accumulated other comprehensive income                                                    (179)          (67)
 Other                                                                                      (12)            -
 Earnings retained for use in business                                                      254             -
                                                                                      ---------       -------
      Total stockholders' equity                                                          3,505         1,499
                                                                                      ---------       -------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $  11,325       $12,449
                                                                                      =========       =======

                      VISTEON CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                      FOR THE YEARS ENDED
                                                                                          DECEMBER 31,
                                                                                --------------------------------
                                                                                 2000         1999         1998
                                                                                 ----         ----         ----
                                                                                           (IN MILLIONS)
CASH AND CASH EQUIVALENTS AT JANUARY 1                                          $1,849       $  542      $  344
Cash flows (used in)/provided by operating activities                             (526)       2,482       1,376

Cash flows from investing activities
   Capital expenditures                                                           (793)        (876)       (861)
   Acquisitions and investments in joint ventures, net                             (28)        (579)       (108)
   Purchases of securities                                                        (126)           -           -
   Sales and maturities of securities                                               61            -           -
   Other                                                                            44            2          29
                                                                                ------       ------      ------
      Net cash used in investing activities                                       (842)      (1,453)       (940)

Cash flows from financing activities
   Cash distributions from/(to) prior owner                                         85         (558)       (267)
   Commercial paper issuances, net                                                 352            -           -
   Changes in short-term debt                                                   (1,775)           -           -
   Proceeds from issuance of short-term debt                                     1,374          493          34
   Proceeds from issuance of other debt                                          1,279          816          96
   Principal payments on other debt                                               (290)        (361)       (149)
   Cash dividends                                                                  (16)           -           -
   Other                                                                           (85)        (100)         52
                                                                                ------       ------      ------
      Net cash provided by/(used in) financing activities                          924          290        (234)

Effect of exchange rates changes on cash                                             7          (12)         (4)
Net (decrease)/increase in cash and cash equivalents                              (437)       1,307         198
                                                                                ------       ------      ------

CASH AND CASH EQUIVALENTS AT DECEMBER 31                                        $1,412       $1,849      $  542
                                                                                ======       ======      ======